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                            May 20, 2021

       Steven Rossi
       Chief Executive Officer
       Worksport Ltd.
       414-3120 Rutherford Rd.
       Vaughan, Ontario, Canada L4K 0B1

                                                        Re: Worksport Ltd
                                                            Registration
Statement on Form S-1
                                                            Filed May 14, 2021
                                                            File No. 333-256142

       Dear Mr. Rossi:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sergio
Chinos, Staff Attorney, at (202) 551-7844 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing